Exhibit 99

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Pfizer Reports Solid First-Quarter 2025 Results And Reaffirms 2025 Guidance
■Delivers Robust Earnings Performance, Successfully Navigating a Dynamic Environment
■Made Significant Progress Strengthening the R&D Organization
■On Track to Exceed Net Cost Savings Targets
NEW YORK, Tuesday, April 29, 2025 — Pfizer Inc. (NYSE: PFE) reported financial results for the first quarter of 2025 and reaffirmed its 2025 financial guidance(1).
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and CEO of Pfizer:
“We continued to execute with focus and discipline against our strategic priorities, including strengthening our R&D organization and driving improved productivity. With the underlying strength of our business, we believe we can be agile in navigating an uncertain and volatile external environment.”
David Denton, CFO and EVP of Pfizer:
“Our overall solid first-quarter performance demonstrates our continued focus on commercial execution amid U.S. Medicare Part D headwinds. Our focus on operational efficiency and financial discipline is driving strong results to our bottom line. We are currently trending towards the upper end of our 2025 Adjusted diluted EPS guidance range.”
OVERALL RESULTS
■First-Quarter 2025 Revenues of $13.7 Billion, Reported(2) Diluted EPS of $0.52, and Adjusted(3) Diluted EPS of $0.92
■On Track to Deliver Operating Margin Expansion from Ongoing Cost Realignment Program(4) with Approximately $4.5 Billion of Net Cost Savings by End of 2025, and Announces Additional Productivity Gains Expected Through 2027 Leveraging Digital Enablement and Process Simplification
–Additional Anticipated Net Cost Savings of Approximately $1.2 Billion(4) Primarily in SI&A by End of 2027
–Expanded Program to Include Anticipated R&D Re-Organization Cost Savings of Approximately $500 Million by End of 2026, with Savings to be Reinvested in the Pipeline
■First Phase of Manufacturing Optimization Program On Track to Deliver Approximately $1.5 Billion in Net Cost Savings by End of 2027 with Initial Savings Anticipated in the Latter Part of 2025

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(5).
Results for the first quarter of 2025 and 2024(6) are summarized below.

($ in millions, except per share amounts)	First-Quarter
	2025	2024	% Change
Revenues	$ 13,715	$ 14,879	(8%)
Reported(2) Net Income	2,967	3,115	(5%)
Reported(2) Diluted EPS	0.52	0.55	(5%)
Adjusted(3) Income	5,237	4,674	12%
Adjusted(3) Diluted EPS	0.92	0.82	12%

REVENUES

($ in millions)	First-Quarter
	2025	2024	% Change
			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 13,441	$ 14,604	(8%)	(6%)
Pfizer CentreOne (PC1)	257	258	—	2%
Pfizer Ignite	17	17	(3%)	(3%)
TOTAL REVENUES	$ 13,715	$ 14,879	(8%)	(6%)

2025 FINANCIAL GUIDANCE(1)
■Reaffirms All Components of Full-Year 2025 Financial Guidance(1), including Revenues in a Range of $61.0 to $64.0 Billion and Adjusted(3) Diluted EPS in a Range of $2.80 to $3.00. The company’s reaffirmed guidance does not currently include any potential impact related to future tariffs and trade policy changes, which we are unable to predict at this time.
Pfizer’s 2025 financial guidance(1) is presented below.

Revenues	$61.0 to $64.0 billion
Adjusted(3) SI&A Expenses	$13.3 to $14.3 billion
Adjusted(3) R&D Expenses	$10.7 to $11.7 billion
Effective Tax Rate on Adjusted(3) Income	Approximately 15.0%
Adjusted(3) Diluted EPS	$2.80 to $3.00

CAPITAL ALLOCATION
During the first three months of 2025, Pfizer deployed its capital in a variety of ways, which primarily included:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$2.2 billion invested in internal research and development projects, and
•Approximately $90 million invested in business development transactions.
▪Returning capital directly to shareholders through $2.4 billion of cash dividends, or $0.43 per share of common stock.
No share repurchases have been completed to date in 2025. As of April 29, 2025, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2025. Pfizer has actively de-levered and as of March 30, 2025 is below our previously stated gross leverage(7) target. The company expects to continue to de-lever in a prudent manner in order to maintain a balanced capital allocation strategy. This includes maintaining the flexibility to deploy capital towards potential value-creating business development transactions and the potential to return capital to shareholders through share repurchases.
Diluted weighted-average shares outstanding of 5,710 million and 5,697 million were used to calculate Reported(2) and Adjusted(3) diluted EPS for first-quarter 2025 and 2024, respectively.
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2025 vs. First-Quarter 2024)
First-quarter 2025 revenues totaled $13.7 billion, a decrease of $1.2 billion, or 8%, compared to the prior-year quarter, reflecting an operational decrease of $908 million, or 6%, as well as an unfavorable impact of foreign exchange of $256 million, or 2%. The operational decrease was primarily driven by a decline in Paxlovid revenues, partially offset by growth from the Vyndaqel family, Comirnaty(8), and several other products across categories despite the unfavorable impact of higher manufacturer discounts resulting from the Inflation Reduction Act (IRA) Medicare Part D Redesign.
First-quarter 2025 operational revenue reflected higher revenues primarily for:
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 33% operationally, driven largely by strong demand with continuing uptake in patient diagnosis, primarily in the U.S. and international developed markets; partially offset by lower net price in the U.S. mostly due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign;
▪Comirnaty(8) globally, up 62% operationally, driven primarily by higher revenues in the U.S. reflecting lower expected returns and higher market share, as well as higher contractual deliveries in certain international markets;
▪Padcev globally, up 25% operationally, driven primarily by increased market share in first-line metastatic urothelial cancer (mUC);

▪Nurtec ODT/Vydura globally, up 40% operationally, driven primarily by strong demand in the U.S. and favorable changes in channel mix and, to a much lesser extent, recent launches in certain international markets; and
▪Lorbrena globally, up 39% operationally, driven primarily by increased patient share in the first-line ALK-positive metastatic non-small cell lung cancer (ALK+ mNSCLC) treatment setting in the U.S., China, and certain other international markets;
more than offset primarily by lower revenues for:
▪Paxlovid globally, down $1.5 billion or 75% operationally, mostly driven by the U.S. market in part due to the non-recurrence of the $771 million favorable final adjustment(9) recorded in the first quarter of 2024 to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023. The year-over-year decline was also attributable to both (i) lower COVID-19 infections across U.S. and international markets and (ii) lower international government purchases;
▪Eliquis globally, down 4% operationally, driven primarily by lower net price in the U.S. including the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign; partially offset by strong underlying demand as well as higher revenues in international markets partly due to timing of shipments;
▪Xeljanz globally, down 31% operationally, mostly driven by lower net price in the U.S. due to unfavorable changes in channel mix as well as the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign; and
▪Ibrance globally, down 6% operationally, driven primarily by generic entry and timing of shipments in certain international markets, as well as lower net price in the U.S. mostly due to the impact of higher manufacturer discounts resulting from the IRA Medicare Part D Redesign.
GAAP Reported(2) Statement of Operations Highlights
SELECTED REPORTED(2) COSTS AND EXPENSES

($ in millions)	First-Quarter
	2025	2024	% Change
			Total	Oper.
Cost of Sales(2)	$ 2,845	$ 3,379	(16%)	(9%)
Percent of Revenues	20.7%	22.7%	N/A	N/A
SI&A Expenses(2)	3,031	3,495	(13%)	(12%)
R&D Expenses(2)	2,203	2,493	(12%)	(11%)
Acquired IPR&D Expenses(2)	9	—	*	*
Other (Income)/Deductions—net(2)	953	680	40%	54%
Effective Tax Rate on Reported(2) Income	(6.8%)	8.6%
* Indicates calculation not meaningful or results are greater than 100%.

First-quarter 2025 Cost of Sales(2) as a percentage of revenues decreased by 2.0 percentage points compared to the prior-year quarter, driven primarily by a favorable revision of our estimate of accrued royalties and the favorable impact of foreign exchange, partially offset by the unfavorable impact of changes in sales mix as well as the non-recurrence of the Paxlovid favorable final adjustment(9) recorded in the first quarter of 2024 to the estimated non-cash revenue reversal recorded in the fourth quarter of 2023.
First-quarter 2025 SI&A Expenses(2) decreased 12% operationally compared with the prior-year quarter, primarily reflecting ongoing productivity improvements that drove a decrease in marketing and promotional spend for various products and lower spending in corporate enabling functions, as well as lower spending on COVID-19 products.
First-quarter 2025 R&D Expenses(2) decreased 11% operationally compared with the prior-year quarter, driven primarily by a net decrease in spending due to pipeline focus and optimization, as well as lower compensation-related expenses.
The unfavorable period-over-period change in Other (income)/deductions—net(2) of $273 million for the first quarter of 2025, compared with the prior-year quarter, was driven primarily by (i) net losses on equity securities in the first quarter of 2025 versus net gains on equity securities in the first quarter of 2024, (ii) the non-recurrence of a gain on the partial sale of our investment in Haleon plc in the first quarter of 2024 and (iii) higher intangible asset impairment charges; partially offset by (iv) lower net interest expense.
Pfizer’s effective tax rate on Reported(2) income for the first quarter of 2025 is negative, primarily due to favorable global income tax resolutions in multiple tax jurisdictions spanning multiple tax years, as well as a favorable change in the jurisdictional mix of earnings.
Adjusted(3) Statement of Operations Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	First-Quarter
	2025	2024	% Change
			Total	Oper.
Adjusted(3) Cost of Sales	$ 2,593	$ 3,036	(15%)	(8%)
Percent of Revenues	18.9%	20.4%	N/A	N/A
Adjusted(3) SI&A Expenses	3,010	3,454	(13%)	(12%)
Adjusted(3) R&D Expenses	2,173	2,477	(12%)	(12%)
Adjusted(3) Other (Income)/Deductions—net	246	296	(17%)	14%
Effective Tax Rate on Adjusted(3) Income	7.8%	16.6%
See the reconciliations of certain Reported(2) to non-GAAP Adjusted(3) financial measures and associated footnotes in the financial tables section of this press release.

RECENT NOTABLE DEVELOPMENTS (Since February 4, 2025)
Product Developments

Product/Project	Milestone	Recent Development	Link
Abrysvo (Respiratory Syncytial Virus Vaccine)	Regulatory
April 2025. Announced the European Commission (EC) amended the marketing authorization for Abrysvo to extend the indication to include prevention of lower respiratory tract disease (LRTD) caused by respiratory syncytial virus (RSV) in individuals 18 through 59 years of age. The authorization is valid in all 27 EU member states plus Iceland, Liechtenstein, and Norway.
Full Release
ACIP Vote
April 2025. Announced the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) voted to expand its recommendation for the use of RSV vaccines approved for adults 50-59 years of age at increased risk of RSV-associated LRTD, which includes Abrysvo. The updated ACIP recommendation, which lowers the recommended age for RSV vaccination from 60 to 50 for high-risk adults, is pending final approval by the director of the CDC and the Department of Health and Human Services.
Full Release
Adcetris (brentuximab vedotin)	Regulatory
February 2025. Announced the U.S. Food and Drug Administration (FDA) approved the supplemental Biologics License Application (sBLA) for Adcetris in combination with lenalidomide and a rituximab product for the treatment of adult patients with relapsed or refractory large B-cell lymphoma (LBCL), including diffuse large B-cell lymphoma (DLBCL) not otherwise specified, DLBCL arising from indolent lymphoma, or high-grade B-cell lymphoma, after two or more lines of systemic therapy who are not eligible for autologous hematopoietic stem cell transplantation (auto-HSCT) or chimeric antigen receptor (CAR) T-cell therapy.
Full Release
Padcev (enfortumab vedotin-ejfv)	Phase 3 Results
February 2025. Pfizer and Astellas Pharma Inc. presented additional follow-up results from the Phase 3 EV-302 clinical trial (also known as KEYNOTE-A39) evaluating the efficacy and safety of Padcev plus Keytruda(10) (pembrolizumab, a PD-1 inhibitor) in patients with previously untreated locally advanced or metastatic urothelial cancer (la/mUC). The results showed a sustained overall survival (OS) and progression-free survival (PFS) benefit consistent with the findings of the primary analysis after an additional 12 months of follow-up (median follow-up of 29.1 months), with no new safety signals identified.
Full Release
Talzenna (talazoparib)	Phase 3 Results
February 2025. Announced positive OS results from the Phase 3 TALAPRO-2 study of Talzenna, an oral poly ADP-ribose polymerase (PARP) inhibitor, in combination with Xtandi (enzalutamide), an androgen receptor pathway inhibitor (ARPI), demonstrating a statistically significant and clinically meaningful improvement in OS compared to placebo plus Xtandi in patients with metastatic castration-resistant prostate cancer (mCRPC), with or without homologous recombination repair (HRR) gene mutations. The safety profile of Talzenna plus Xtandi was generally consistent with the known safety profile of each medicine.
Full Release

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Milestone	Recent Development	Link
danuglipron	Discontinued
April 2025. Announced the decision to discontinue development of danuglipron (PF-06882961), an oral glucagon-like peptide-1 (GLP-1) receptor agonist, which was being investigated for chronic weight management. This decision followed a review of the totality of information, including all clinical data generated to date for danuglipron and recent input from regulators. The company remains committed to evaluating and advancing promising programs for cardiovascular and metabolic diseases, including obesity.
Full Release
sasanlimab	Phase 3 Results
April 2025. Presented results from the pivotal Phase 3 CREST trial of sasanlimab, an investigational anti-PD-1 monoclonal antibody (mAb), in combination with standard of care (SOC) Bacillus Calmette-Guérin (BCG) as induction therapy with or without maintenance in patients with BCG-naïve, high-risk non-muscle invasive bladder cancer (NMIBC). The findings showed a 32% reduction in risk of disease-related events, including high-grade disease recurrence or progression, with the sasanlimab combination regimen as compared with SOC treatment alone. The overall safety profile of sasanlimab in combination with BCG was generally consistent with the known profile of BCG and data reported from clinical trials with sasanlimab. The profile of sasanlimab was also generally consistent with the reported safety profile of PD-1 inhibitors. Pfizer has shared these data with global health authorities to support potential regulatory filings.
Full Release
vepdegestrant	Phase 3 Results
March 2025. Arvinas, Inc. and Pfizer announced topline results from the Phase 3 VERITAC-2 clinical trial (NCT05654623) evaluating vepdegestrant monotherapy versus fulvestrant in adults with estrogen receptor-positive, human epidermal growth factor receptor 2-negative (ER+/HER2-) advanced or metastatic breast cancer whose disease progressed following prior treatment with cyclin-dependent kinase (CDK) 4/6 inhibitors and endocrine therapy. The trial met its primary endpoint in the estrogen receptor 1-mutant (ESR1m) population, demonstrating a statistically significant and clinically meaningful improvement in PFS compared to fulvestrant. The results exceeded the pre-specified target hazard ratio of 0.60 in the ESR1m population. The trial did not reach statistical significance in improvement in PFS in the intent-to-treat (ITT) population.
Full Release

Corporate Developments

Topic	Recent Development	Link
Cost Realignment Program(4)
Announced at Q1-2025 Earnings. Pfizer announced approximately $1.2 billion of additional anticipated savings associated with its ongoing cost realignment program(4), expected to be achieved by the end of 2027, designed to further reduce costs primarily in SI&A driven in large part by enhanced digital enablement, including automation and AI, and simplification of business processes. We expect one-time costs to achieve the additional savings to be incurred through 2027 and to total approximately $1.6 billion, primarily representing cash expenditures for severance, digital enablement and implementation.
We remain on track to deliver net cost savings of approximately $4.5 billion by the end of 2025, and, with the additional targeted savings, we now expect total net cost savings of approximately $5.7 billion from this program through 2027.
N/A
Announced at Q1-2025 Earnings. In connection with our efforts to simplify the structure and sharpen the focus of our R&D organization, in the first quarter of 2025 we expanded this program after having identified additional opportunities to drive improvements in productivity and operational efficiencies through enhanced digital enablement, including automation and AI, and simplification of business processes. Savings associated with the simplification of our R&D organization are anticipated to be realized by the end of 2026 and are expected to total approximately $500 million and be reinvested in R&D programs. We expect one-time costs to implement these initiatives to be incurred through 2026 and to total approximately $600 million, primarily representing cash expenditures for severance, digital enablement and implementation.
N/A
Haleon Stock Sale
March 2025. Pfizer sold 618 million ordinary shares of its investment in Haleon to institutional investors and separately Haleon purchased 44 million ordinary shares from Pfizer for a combined total net proceeds of approximately $3.3 billion. This follows the previously announced sale of 700 million Haleon shares in January 2025 which resulted in approximately $3.0 billion in net cash proceeds. Pfizer has fully exited its position in Haleon.
N/A
R&D Leadership
March 2025. James List, M.D., Ph.D., joined Pfizer as Chief Internal Medicine Officer, overseeing the company’s Internal Medicine portfolio, from early discovery to late development, inclusive of Medical Affairs and Business Development strategies. He is responsible for advancing Pfizer’s emerging pipeline of cardiovascular, metabolic, and obesity medicines. Dr. List reports to Chris Boshoff, M.D., Ph.D., Chief Scientific Officer and President, Pfizer Research & Development.
Full Release
February 2025. Announced Jeffrey Legos, Ph.D., MBA, will join Pfizer as Chief Oncology Officer and will be responsible for leading the company’s Oncology R&D, overseeing all functions from pre-clinical to late-stage clinical development activities. Dr. Legos will report to Chris Boshoff, and will succeed Roger Dansey, M.D., Interim Chief Oncology Officer, who will transition to retirement as previously communicated.
Full Release
February 2025. Announced Patrizia Cavazzoni, M.D., rejoined Pfizer as Chief Medical Officer, Executive Vice President. In this role, Dr. Cavazzoni leads Pfizer’s regulatory, pharmacovigilance, safety, epidemiology, and medical information and evidence generation, among other medical functions, and reports to Chris Boshoff.
Full Release

PFIZER TO HOST CONFERENCE CALL
Pfizer will host a live conference call and webcast today at 10:00 AM EDT. To access the live conference call and view the first-quarter 2025 earnings presentation, accompanying prepared remarks from management, and infographic, visit our website at pfizer.com/investors.
You can also listen to the conference call by dialing either 800-456-4352 in the U.S. and Canada or 785-424-1086 outside of the U.S. and Canada. The passcode is “67619”.
The transcript and webcast replay of the call will be made available on our website at pfizer.com/investors within 24 hours after the end of the live conference call and will be accessible for at least 90 days.

For additional details, see the attached financial schedules, product revenue table and disclosure notice.
(1)Pfizer does not provide guidance for U.S. generally accepted accounting principles (GAAP) Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2025 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of March 30, 2025.
▪An anticipated unfavorable revenue impact of approximately $0.6 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through first-quarter 2025 and mid-April 2025 rates for the remainder of the year.
▪Guidance for Adjusted(3) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.74 billion shares, and assumes no share repurchases in 2025.
▪Does not currently include any potential impact related to future tariffs and trade policy changes, which we are unable to predict at this time.
(2)Revenues is defined as revenues in accordance with U.S. GAAP. Reported net income and its components are defined as net income attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2025 and 2024. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(2). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted

Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(4)Approximately $4.5 billion of overall net cost savings from Pfizer’s ongoing cost realignment program are expected to be achieved by the end of 2025. An additional approximately $1.2 billion of anticipated net cost savings is expected to be fully achieved by the end of 2027. The net cost savings are calculated versus the midpoint of Pfizer’s 2023 SI&A and R&D expense guidance provided on August 1, 2023.
(5)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(6)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflects the three months ended on March 30, 2025 and March 31, 2024, while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflects the three months ended on February 23, 2025 and February 25, 2024.
(7)Gross leverage (Adjusted Debt to Non-GAAP Adjusted EBITDA ratio) is determined by comparing our total debt (including short-term borrowings, long-term debt, repatriation tax, and lease liabilities (short- and long-term)) as of March 30, 2025 to Non-GAAP Adjusted EBITDA. Non-GAAP Adjusted EBITDA is determined by making the following adjustments to GAAP Income from continuing operations before provision/(benefit) for taxes on income: (i) adding net interest expense, depreciation & amortization, acquisition-related charges, restructuring charges and asset impairment charges; and (ii) adjusting by actuarial valuation and other pension and postretirement plan gains/(losses), gains/(losses) on equity securities, and certain other certain significant items.
(8)As used in this document, “Comirnaty” refers to, as applicable, and as authorized or approved, the Pfizer-BioNTech COVID-19 Vaccine; Comirnaty (COVID-19 Vaccine, mRNA) original monovalent formula; the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5); the Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula); Comirnaty (COVID-19 Vaccine, mRNA) 2023-2024 Formula; Pfizer-BioNTech COVID-19 Vaccine (2024-2025 Formula); Comirnaty (COVID-19 Vaccine, mRNA) 2024-2025 Formula; Comirnaty Original/Omicron BA.1; Comirnaty Original/Omicron BA.4/BA.5; Comirnaty Omicron XBB.1.5; Comirnaty JN.1 and Comirnaty KP.2. “Comirnaty” includes product revenues and alliance revenues related to sales of the above-mentioned vaccines.
(9)First-quarter 2024 Paxlovid revenue included a $771 million favorable final adjustment to the estimated non-cash revenue reversal of $3.5 billion recorded in fourth-quarter 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.
(10)Keytruda® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	First-Quarter		% Incr. /
	2025	2024	(Decr.)
Revenues:
Product revenues(2)	$11,294	$12,443	(9)
Alliance revenues	2,113	2,172	(3)
Royalty revenues	308	263	17
Total revenues	13,715	14,879	(8)
Costs and expenses:
Cost of sales(2), (3)	2,845	3,379	(16)
Selling, informational and administrative expenses(3)	3,031	3,495	(13)
Research and development expenses(3)	2,203	2,493	(12)
Acquired in-process research and development expenses	9	—	*
Amortization of intangible assets	1,211	1,308	(7)
Restructuring charges and certain acquisition-related costs(4)	678	102	*
Other (income)/deductions––net(5)	953	680	40
Income from continuing operations before provision/(benefit) for taxes on income	2,785	3,421	(19)
Provision/(benefit) for taxes on income(6)	(189)	293	*
Income from continuing operations	2,973	3,128	(5)
Discontinued operations––net of tax	—	(5)	(99)
Net income before allocation to noncontrolling interests	2,973	3,123	(5)
Less: Net income attributable to noncontrolling interests	6	8	(16)
Net income attributable to Pfizer Inc. common shareholders	$2,967	$3,115	(5)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.52	$0.55	(5)
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.52	$0.55	(5)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.52	$0.55	(5)
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.52	$0.55	(5)
Weighted-average shares used to calculate earnings per common share:
Basic	5,675	5,657
Diluted	5,710	5,697
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three months ended March 30, 2025 and March 31, 2024. Subsidiaries operating outside the U.S. are included for the three months ended February 23, 2025 and February 25, 2024.
The financial results for the three months ended March 30, 2025 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)The 2024 Product revenues amount included a $771 million favorable final adjustment to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million Emergency Use Authorization (EUA)-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023. The 2025 Cost of sales amount includes a favorable revision of our estimate of accrued royalties.
(3)Exclusive of amortization of intangible assets.
(4)Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS)	2025	2024
Restructuring charges/(credits)––acquisition-related costs(a)	$9	$89
Restructuring charges/(credits)––cost reduction initiatives(b)	612	(79)
Restructuring charges/(credits)	621	10
Transaction costs(c)	—	5
Integration costs and other(d)	57	87
Restructuring charges and certain acquisition-related costs	$678	$102
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the first quarter of 2025 primarily represent employee termination costs, asset impairments and exit costs associated with our enterprise-wide cost realignment program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.
(5)Components of Other (income)/deductions––net include:

	First-Quarter
(MILLIONS)	2025	2024
Interest income	$(143)	$(129)
Interest expense	654	790
Net interest expense(a)	511	661
Net (gains)/losses recognized during the period on equity securities(b)	370	(25)
Net periodic benefit credits other than service costs	(158)	(103)
Certain legal matters, net(c)	142	208
Certain asset impairments(d)	224	109
Haleon equity method (income)/loss	—	88
Other, net(e)	(135)	(258)
Other (income)/deductions––net	$953	$680
(a)The decrease in net interest expense in the first quarter of 2025, compared to the first quarter of 2024, reflects (i) lower interest expense mainly due to lower long-term debt and commercial paper balances and (ii) an increase in interest income primarily due to higher cash balances from sales of our remaining investment in Haleon plc (Haleon).
(b)The net losses in the first quarter of 2025 include, among other things, a net loss of $144 million related to our investment in Haleon, composed of unrealized losses of $1.0 billion, partially offset by $900 million in realized gains on the sales of our remaining investment.
(c)The amount for the first quarter of 2025 primarily includes certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. The amount for the first quarter of 2024 primarily included certain product liability expenses related to products discontinued and/or divested by Pfizer.
(d)The amount for the first quarter of 2025 primarily represents an intangible asset impairment charge of $210 million for KRAS G12D, a Phase 2 indefinite-lived out-licensed asset that was discontinued by our out-licensing partner.
(e)The amount for the first quarter of 2024 primarily included, among other things, a $150 million realized gain on the partial sale of our investment in Haleon.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(6)Our effective tax rates for income from continuing operations were (6.8)% for the first quarter of 2025 and 8.6% for the first quarter of 2024. The negative and lower effective tax rate for the first quarter of 2025, compared to the first quarter of 2024, was primarily due to favorable global income tax resolutions in multiple jurisdictions spanning multiple tax years, as well as a favorable change in the jurisdictional mix of earnings.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Any expenses for acquired IPR&D are included in our non-GAAP Adjusted results but we exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarters of 2025 and 2024 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2024 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	First-Quarter 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$2,845	$3,031	$953		$2,967	$0.52
Amortization of intangible assets	—	—	—		1,211
Acquisition-related items	(206)	(1)	(7)		282
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(24)	(6)	—		666
Certain asset impairments(4)	—	—	(224)		224
(Gains)/losses on equity securities(4)	—	—	(370)		370
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	59		(59)
Other(5)	(23)	(15)	(166)		207
Income tax provision—non-GAAP items					(630)
Non-GAAP Adjusted	$2,593	$3,010	$246	(6)	$5,237	$0.92

	First-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,379	$3,495	$680		$3,115	$0.55
Amortization of intangible assets	—	—	—		1,308
Acquisition-related items	(317)	(7)	(3)		508
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(20)	(29)	—		(17)
Certain asset impairments	—	—	(109)		109
(Gains)/losses on equity securities	—	—	25		(25)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(3)		3
Other(5)	(6)	(5)	(294)		307
Income tax provision—non-GAAP items					(636)
Non-GAAP Adjusted	$3,036	$3,454	$296	(6)	$4,674	$0.82
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income from continuing operations were (6.8)% for the first quarter of 2025 and 8.6% for the first quarter of 2024. See Note (6) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 7.8% for the first quarter of 2025 and 16.6% for the first quarter of 2024.
(2)The amounts for the first quarters of 2025 and 2024 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)See Note (5) to the Consolidated Statements of Operations above.
(5)For the first quarter of 2025, the total Other (income)/deductions––net adjustment of $166 million primarily includes charges of $142 million for certain legal matters, primarily representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. For the first quarter of 2024, the total Other (income)/deductions––net adjustment of $294 million primarily included charges of (i) $246 million mostly related to our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon plc (Haleon), as well as adjustments to our equity-method basis differences associated with the impact of Haleon’s brand sales and intangible asset impairments and changes in Haleon’s tax rates on intangible asset-related deferred tax liabilities and (ii) $208 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer, partially offset by (iii) a $150 million realized gain on the partial sale of our investment in Haleon.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	First-Quarter
(MILLIONS)	2025	2024
Interest income	$(143)	$(129)
Interest expense	657	792
Net interest expense	514	664
Net periodic benefit costs/(credits) other than service costs	(100)	(106)
Haleon equity method (income)/loss	—	(158)
Other, net	(169)	(102)
Non-GAAP Adjusted Other (income)/deductions––net	$246	$296
See Note (5) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
FIRST-QUARTER 2025 and 2024 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2025	2024	% Change		2025	2024	% Change	2025	2024	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,715	$14,879	(8%)	(6%)	$8,374	$9,514	(12%)	$5,341	$5,365	—	4%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$13,441	$14,604	(8%)	(6%)	$8,285	$9,426	(12%)	$5,156	$5,178	—	4%
Primary Care	$5,696	$7,211	(21%)	(20%)	$3,578	$5,095	(30%)	$2,118	$2,117	—	5%
Eliquis(b)	1,923	2,040	(6%)	(4%)	1,299	1,413	(8%)	624	626	—	5%
Prevnar family(c)	1,660	1,691	(2%)	(1%)	1,170	1,149	2%	491	542	(9%)	(6%)
Comirnaty	565	354	60%	62%	229	118	94%	335	236	42%	45%
Paxlovid(d)	491	2,035	(76%)	(75%)	347	1,800	(81%)	145	234	(38%)	(35%)
Nurtec ODT/Vydura	248	178	40%	40%	228	167	36%	20	10	*	*
Abrysvo	131	145	(9%)	(6%)	63	131	(52%)	68	14	*	*
All other Primary Care	677	770	(12%)	(9%)	242	315	(23%)	435	454	(4%)	1%
Specialty Care	$3,987	$3,843	4%	6%	$1,901	$1,759	8%	$2,085	$2,084	—	5%
Vyndaqel family(e)	1,486	1,137	31%	33%	986	751	31%	499	386	29%	36%
Sulperazon (Outside the U.S. and Canada)	164	167	(2%)	—	—	—	—	164	167	(2%)	—
Zithromax	158	200	(21%)	(18%)	—	—	(37%)	158	199	(21%)	(18%)
Inflectra	153	158	(3%)	(2%)	103	96	7%	50	62	(19%)	(15%)
Enbrel (Outside the U.S. and Canada)	140	159	(12%)	(6%)	—	—	—	140	159	(12%)	(6%)
Zavicefta (Outside the U.S. and Canada)	135	125	8%	14%	—	—	—	135	125	8%	14%
Xeljanz	128	194	(34%)	(31%)	20	74	(73%)	108	120	(10%)	(6%)
Cibinqo	58	42	39%	42%	24	23	2%	34	19	85%	91%
All other Hospital	1,155	1,149	1%	3%	616	565	9%	539	584	(8%)	(3%)
All other Specialty Care	409	513	(20%)	(17%)	152	249	(39%)	257	264	(3%)	4%
Oncology	$3,758	$3,549	6%	7%	$2,806	$2,572	9%	$952	$977	(3%)	2%
Ibrance	977	1,054	(7%)	(6%)	659	679	(3%)	318	375	(15%)	(10%)
Xtandi(f)	458	418	9%	9%	458	418	9%	—	—	—	—
Padcev	426	341	25%	25%	419	334	25%	7	7	—	2%
Oncology biosimilars(g)	264	264	—	2%	177	160	11%	87	104	(17%)	(11%)
Lorbrena	222	164	36%	39%	92	59	55%	130	104	25%	29%
Inlyta	219	237	(7%)	(6%)	129	141	(8%)	90	96	(6%)	(2%)
Adcetris	218	257	(15%)	(15%)	213	252	(16%)	5	5	(9%)	(3%)
Bosulif	151	145	4%	5%	120	101	18%	31	44	(29%)	(25%)
Braftovi/Mektovi	136	116	17%	17%	128	111	15%	8	5	53%	65%
Aromasin	108	82	31%	34%	—	1	(22%)	107	82	31%	34%
Tukysa	102	106	(3%)	(3%)	83	89	(7%)	20	17	16%	21%
Elrexfio	60	13	*	*	31	11	*	29	2	*	*
Talzenna	40	23	74%	77%	29	17	69%	11	6	89%	99%
Tivdak	33	28	21%	22%	31	27	12%	3	—	*	*
All other Oncology	345	301	15%	17%	238	171	39%	107	130	(17%)	(13%)
PFIZER CENTREONE(h)	$257	$258	—	2%	$72	$71	2%	$185	$187	(1%)	2%
PFIZER IGNITE	$17	$17	(3%)	(3%)	$17	$17	(3%)	$—	$—	—	—

Total Alliance revenues included above	$2,113	$2,172	(3%)	(2%)	$1,727	$1,780	(3%)	$386	$392	(1%)	3%
Total Royalty revenues included above	$308	$263	17%	17%	$305	$263	16%	$3	$—	*	*

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In 2025, the commercial structure within our Biopharma reportable segment is composed of the Pfizer U.S. Commercial Division and the Pfizer International Commercial Division. For additional information regarding changes in our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2024 Annual Report on Form 10-K (available at www.pfizer.com).

(b)	Reflects Alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Apexxnar (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)
The amount for the first quarter of 2024 included a $771 million favorable final adjustment to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.

(e)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(f)	Primarily reflects Alliance revenues and royalty revenues.
(g)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Ruxience, Retacrit, Trazimera, Zirabev and Nivestym.
(h)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of April 29, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, discontinuations, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, including demand, market size and utilization rates and growth, performance, timing of exclusivity and potential benefits; strategic reviews; leverage and capital allocation objectives; an enterprise-wide cost realignment program (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our December 2023 acquisition of Seagen, and our ability to successfully capitalize on growth opportunities and prospects; manufacturing and product supply; our ongoing efforts to respond to COVID-19; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications, and if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees, and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business or operations relationships; risks related to growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products remains endemic and seasonal, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory or other unanticipated charges; risks related to our ability to develop and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of global trade tensions, as well as currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy regarding tariffs;
•the risk and impact of tariffs on our business, which is subject to a number of factors including, but not limited to, restrictions on trade, the effective date and duration of such tariffs, countries included in the scope of tariffs, changes to amounts of tariffs, and potential retaliatory tariffs or other retaliatory actions imposed by other countries;
•the impact of disruptions related to climate change and natural disasters;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines, and our voluntary withdrawal of all lots of Oxbryta in all markets where it is approved and any regulatory or other impact on Oxbryta and other sickle cell disease assets;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate-related goals and progress our environmental sustainability and other priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation, including executive orders or other change in laws, regulations or policy, or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022 (IRA) and the IRA Medicare Part D Redesign, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access to or recommendations for our medicines and vaccines, taxes or other restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•risks and uncertainties related to potential changes to vaccine or other healthcare policy in the U.S.;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws, regulations and policies affecting our operations, including, without limitation, the IRA, as well as changes in such laws, regulations or policies or their interpretation, including, among others, changes in tariffs, tax laws and regulations internationally and in the U.S., the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, government cost-cutting measures and related impacts on, among other matters, government staffing, resources and ability to timely review and process regulatory or other submissions, and potential changes to existing tax laws, tariffs, or changes to other laws, regulations or policies in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of patent coverage; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure from, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products, including Comirnaty and Paxlovid;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);

•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of software and services that include artificial intelligence-based functionality and other emerging technologies.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
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Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.